Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a description of the 8% Cumulative Redeemable Preferred Stock (the “8% Preferred Stock”), Class B Cumulative Redeemable Preferred Stock, Series 1 (the “Class B Series 1 Preferred Stock”), Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 2 (the “Class B Series 2 Preferred Stock”), Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 3 (the “Class B Series 3 Preferred Stock”), and Class B Cumulative Redeemable Preferred Stock, Series 4 (the “Class B Series 4 Preferred Stock” and, together with the Class B Series 1 Preferred Stock, Class B Series 2 Preferred Stock and Class B Series 3 Preferred Stock, the
“Class B Preferred Stock”), in each case, of CHS Inc. (the “Company,” “CHS,” “we,” “us” or “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Such description does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), our Amended and Restated Bylaws and the resolutions of our Board of Directors establishing the terms of the 8% Preferred Stock and Class B Preferred Stock, each of which is included as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.
Description of 8% Preferred Stock
General
The shares of 8% Preferred Stock are shares of a class of preferred equity securities created by our Board of Directors. Subject to the restrictions noted below under “-Voting Rights” and “-Limitations and Restrictions on Future Issuances,” there is no limit on the number of shares of our 8% Preferred Stock and shares of our 8% Preferred Stock may be issued from time to time. Our Board of Directors has expressly authorized transfers of shares of 8% Preferred Stock in accordance with our Articles of Incorporation. Each outstanding share of 8% Preferred Stock is fully paid and nonassessable and does not have, and is not subject to, any preemptive or similar rights. The 8% Preferred Stock is listed on the Nasdaq Global Select Market under the symbol “CHSCP”.
Ranking
With respect to the payment of dividends and amounts payable upon liquidation, the 8% Preferred Stock ranks senior to any patronage refund, any redemption thereof, any other class or series of our capital stock designated by our Board of Directors as junior to the 8% Preferred Stock and our common stock, if any, (ii) junior to all shares of our capital stock which, by their terms, rank (with the approval of the holders of two-thirds of the outstanding shares of 8% Preferred Stock, voting separately as a class) senior to the 8% Preferred Stock and (iii) on a parity with our Class B Series 1 Preferred Stock, Class B Series 2 Preferred Stock, Class B Series 3 Preferred Stock, Class B Series 4 Preferred Stock and all other shares of capital stock of CHS other than shares of capital stock of CHS which, by their terms, rank junior or (with the approval of the holders of two-thirds of the outstanding shares of 8% Preferred Stock, voting separately as a class) senior to the 8% Preferred Stock.
Dividends
 Holders of the 8% Preferred Stock are entitled to receive cumulative quarterly dividends, if, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, at the rate of $2.00 per share per year. Dividends are payable on March 31, June 30, September 30 and December

31 (each an “8% Preferred Stock Dividend Payment Date”), except that if an 8% Preferred Stock Dividend Payment Date falls on a Saturday, Sunday or legal holiday, then the amounts payable on such 8% Preferred Stock Dividend Payment Date will be paid on the next succeeding day that is not a Saturday, Sunday or legal holiday.
Any dividends payable on the 8% Preferred Stock will be computed on the basis of a 360-day year consisting of 12 30-day months. Each payment of dividends includes dividends to and including the 8% Preferred Stock Dividend Payment Date. Dividends are paid to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the 10th business day prior to the applicable 8% Preferred Stock Dividend Payment Date. We may, in our sole discretion, pay dividends by any one or more of the following means:

•	check mailed to the address of the record holder as it appears on our books;

•	electronic transfer in accordance with instructions provided by the record holder; or

•	any other means mutually agreed between us and the record holder.

The amount of any dividends accumulated on any 8% Preferred Stock on any 8% Preferred Stock Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon from, and including, the day immediately following the most recent 8% Preferred Stock Dividend Payment Date on which full dividends have been paid or the date of original issuance, whichever is later, to, and including, such 8% Preferred Stock Dividend Payment Date, and the amount of dividends accumulated on any 8% Preferred Stock on any date other than an 8% Preferred Stock Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon from, and including, the day immediately following the most recent 8% Preferred Stock Dividend Payment Date on which full dividends have been paid or the date of original issuance, whichever is later, to, and including, such date.
The 8% Preferred Stock is not entitled to any dividends in excess of full cumulative dividends as described herein, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the 8% Preferred Stock which may be in arrears.
We may not make any distribution to the holders of any security that ranks junior to the 8% Preferred Stock unless and until all accumulated and unpaid dividends on the 8% Preferred Stock and on any other class or series of our capital stock ranking on a parity with the 8% Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment. For these purposes, a “distribution” does not include any distribution made in connection with our liquidation, dissolution or winding up, which will be governed by the provisions summarized under “-Liquidation Preference” below.
Liquidation Preference
In a liquidation, dissolution or winding up of CHS, whether voluntary or involuntary, the holders of 8% Preferred Stock are entitled to receive out of our available assets $25.00 per share plus all dividends accumulated and unpaid on that share, whether or not declared, to, and including, the date of distribution. This distribution to the holders of the 8% Preferred Stock will be made before any payment is made or assets distributed to the holders of any security that ranks junior to the 8% Preferred Stock but after the payment of the liquidation preference of any of our securities that rank senior to the 8% Preferred Stock. Any distribution to the holders of the 8% Preferred Stock will be made ratably among the holders of the 8% Preferred Stock and any other shares of our capital stock that rank as to liquidation rights on a parity with the 8% Preferred Stock in proportion to the respective preferential amounts to which each is entitled. After payment in full of the liquidation preference of the shares of 8% Preferred Stock, the holders of the 8% Preferred Stock will not participate further in the distribution of our assets.
For purposes of the foregoing, neither a consolidation or merger with or into another entity nor a sale or transfer of all or part of our assets for cash, securities or other property will constitute our liquidation, dissolution or winding up if, following the transaction, the 8% Preferred Stock remains outstanding as duly authorized stock of us or any successor entity.
Redemption
Redemption At Our Option
The 8% Preferred Stock is not redeemable prior to July 18, 2023. On and after July 18, 2023, CHS, at its option, may redeem the 8% Preferred Stock, in whole or in part, at a per share redemption price (the “8% Preferred Stock Redemption Price”) equal to the per share liquidation preference of $25.00, plus all dividends accumulated and unpaid on that share to, and including, the date of redemption (the “8% Preferred Stock Redemption Date”), payable in cash, to the extent CHS has funds legally available therefor.
A notice of redemption will be mailed by CHS (or, if at such time there is a registrar other than CHS for the 8% Preferred Stock, then furnished by us to, and mailed by, such registrar), postage prepaid, not less than 30 days prior to the 8% Preferred Stock Redemption Date, addressed to each holder of record of the 8% Preferred Stock to be redeemed at the address set forth in the share transfer records of CHS (or such registrar). No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any 8% Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law, such notice shall state: (i) the 8% Preferred Stock Redemption Date; (ii) the 8% Preferred Stock Redemption Price; (iii) the number of shares of 8% Preferred Stock to be redeemed; (iv) the time, place and manner in which the holder shall surrender to CHS the shares of 8% Preferred Stock to be redeemed for payment of the 8% Preferred Stock Redemption Price, including the steps that a holder should take with respect to any certificates representing the shares of 8% Preferred Stock to be redeemed which have been lost, stolen or destroyed or for any uncertificated shares; and (v) that dividends on the 8% Preferred Stock to be redeemed will cease to accumulate and such 8% Preferred Stock will no longer be deemed outstanding, in each case, on such 8% Preferred Stock Redemption Date, assuming payment of the 8% Preferred Stock Redemption Price is made on such date. If fewer than all shares of the 8% Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of 8% Preferred Stock to be redeemed from such holder.
If notice of redemption of any 8% Preferred Stock has been given in accordance with the preceding paragraph and provided that on or before the 8% Preferred Stock Redemption Date specified in such notice all funds necessary for payment of the 8% Preferred Stock Redemption Price shall have been irrevocably set aside by us in trust for the benefit of the holders of any 8% Preferred Stock so called for redemption, then from and after such 8% Preferred Stock Redemption Date dividends will cease to accumulate on such 8% Preferred Stock, and such 8% Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such 8% Preferred Stock will terminate, except the right to receive the 8% Preferred Stock Redemption Price, without interest. Upon surrender, in accordance with such notice, of certificates for any 8% Preferred Stock so redeemed (properly endorsed or assigned for transfer, if we shall so require and the notice shall so state), such 8% Preferred Stock shall be redeemed by us at the 8% Preferred Stock Redemption Price. In case fewer than all shares of the 8% Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of 8% Preferred Stock without cost to the holder. Each surrendered certificate will be canceled.

We shall not redeem less than all of the outstanding shares of 8% Preferred Stock unless all dividends accumulated and unpaid upon all then outstanding shares of 8% Preferred Stock have been paid for all past dividend periods.
In addition, we may not make any purchases of 8% Preferred Stock on the open market, pursuant to a tender offer or otherwise, at any time when there are accumulated and unpaid dividends for past dividend periods with respect to the 8% Preferred Stock.
In case of redemption of less than all shares of 8% Preferred Stock at the time outstanding, we shall designate by lot, or in such other manner as our Board of Directors may determine, the 8% Preferred Stock to be redeemed, or we shall effect such redemption pro rata.
The 8% Preferred Stock does not have a stated maturity and, except as provided below under “-Redemption At the Holder’s Option,” holders thereof do not have the right to require us to redeem all or any portion of their 8% Preferred Stock.
Redemption At the Holder’s Option
 If at any time there has been an 8% Preferred Stock Change in Control (as defined below), each record holder of shares of the 8% Preferred Stock will have the right, for a period of 90 days from the date of the 8% Preferred Stock Change in Control, to require us to redeem all or any portion of the shares of 8% Preferred Stock owned by that record holder. One hundred-thirty days after the date of the 8% Preferred Stock Change in Control (or, if that date is a Saturday, Sunday or legal holiday, the next succeeding day that is not a Saturday, Sunday or legal holiday) we will redeem all shares the record holder has elected to have redeemed in a written notice delivered to us on or prior to the 90th day after the 8% Preferred Stock Change in Control. The redemption price per share will be equal to the per share liquidation preference of $25.00, plus all dividends accumulated and unpaid on that share, whether or not declared, to, and including, the date of redemption.
An “8% Preferred Stock Change in Control” will have occurred if, in connection with a merger or consolidation of the Company that has been approved by our Board of Directors (prior to submitting the merger or consolidation to our members for approval), whether or not we are the surviving entity, those persons who were members of our Board of Directors on January 1, 2003, together with those persons who became members of our Board of Directors after that date at our annual meeting, have ceased to constitute a majority of our Board of Directors. Under the Minnesota cooperative statute, our members could initiate a merger or consolidation without the approval of our Board of Directors; a member-initiated merger or consolidation would not meet this definition and thus would not trigger a redemption right.
Effect of Redemption
From and after the applicable redemption date, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, then:

•	dividends will cease to accumulate with respect to the shares of 8% Preferred Stock called for redemption;

•	the shares of 8% Preferred Stock called for redemption will no longer be deemed outstanding;

•	the holders of the shares of 8% Preferred Stock called for redemption will cease to be shareholders with respect to those shares; and

•	all rights with respect to the shares of 8% Preferred Stock called for redemption will terminate except the right of the holders to receive the redemption price, without interest.

Purchases
We may at any time and from time to time in compliance with applicable law purchase shares of 8% Preferred Stock on the open market, pursuant to a tender offer or otherwise, at whatever price or prices and other terms we determine. We may not make any such purchases at a time when there are accumulated but unpaid dividends for past dividend periods.
Voting Rights
Except as described below, the holders of the 8% Preferred Stock have only those voting rights that are required by applicable law. As a result, the holders of the 8% Preferred Stock have very limited voting rights and, among other things, do not have any right to vote for the election of directors.
Unless the 8% Preferred Stock is redeemed in full pursuant to its terms, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the 8% Preferred Stock, voting separately as a class, is required:

•
for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of our Articles of Incorporation or the resolutions establishing the terms of the 8% Preferred Stock if the amendment, alteration or repeal adversely affects the rights or preferences of the 8% Preferred Stock; and

•
to establish, by board resolution or otherwise, any class or series of equity security of the Company having rights senior to the 8% Preferred Stock as to the payment of dividends or distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary.

The creation and issuance of any other class of our securities ranking on a parity with or junior to the 8% Preferred Stock, including an increase in the authorized number of shares of any such securities, will not be deemed to adversely affect the rights or preferences of the 8% Preferred Stock.
Our Board of Directors’ ability to authorize, without approval of the holders of 8% Preferred Stock, the issuance of additional classes or series of capital stock, equity capital or patrons' equities may adversely affect the holders of 8% Preferred Stock.
Limitations and Restrictions on Future Issuances
We may not offer to issue additional shares of 8% Preferred Stock in exchange for or in redemption of outstanding patrons’ equities or other equity securities held by our members more than one time per calendar year and in connection with such offer any member that would receive more than 0.25% of the number of shares of 8% Preferred Stock outstanding at the end of the prior calendar year would instead be entitled to receive the shares in quarterly installments as nearly equal as possible. In addition:

•
in any calendar year, we may not issue additional shares of 8% Preferred Stock in exchange for or in redemption of outstanding patrons’ equities or other equity securities held by our members in excess of 25% of the number of shares of 8% Preferred Stock outstanding at the end of the prior calendar year or 400,000 shares, whichever is greater; and

•
we may not issue additional shares of 8% Preferred Stock in exchange for or in redemption of outstanding patrons’ equities owned by an estate of one of our former individual members or in redemption of outstanding patrons’ equities owned by individual members who have reached age 72.

No Exchange or Conversion Rights; No Sinking Fund
Shares of the 8% Preferred Stock are not exchangeable for or convertible into other shares of our capital stock or any other securities or property. The 8% Preferred Stock is not subject to the operation of a purchase, retirement or sinking fund.
Transfer Agent and Registrar
Equiniti Trust Company, doing business as EQ Shareowner Services (“EQ”), serves as transfer agent and registrar with respect to the 8% Preferred Stock.
Description of Class B Preferred Stock
General
The shares of each series of Class B Preferred Stock are shares of a series of a class of preferred equity securities created by our Board of Directors. Subject to the restrictions noted below under “-Voting Rights,” there is no limit on the number of shares in the series or the class and shares may be issued from time to time. Our Board of Directors has expressly authorized transfers of shares of Class B Preferred Stock without limitation in accordance with our Articles of Incorporation. Each outstanding share of Class B Preferred Stock is fully paid and nonassessable and does not have, and is not subject to, any preemptive or similar rights. The Class B Series 1 Preferred Stock is listed on the Nasdaq Global Select Market under the symbol “CHSCO”, the Class B Series 2 Preferred Stock is listed on the Nasdaq Global Select Market under the symbol “CHSCN”, the Class B Series 3 Preferred Stock is listed on the Nasdaq Global Select Market under the symbol “CHSCM” and the Class B Series 4 Preferred Stock is listed on the Nasdaq Global Select Market under the symbol “CHSCL”.
Ranking
With respect to the payment of dividends and amounts payable upon liquidation, each series of Class B Preferred Stock ranks (i) senior to any patronage refund, patrons’ equities, any other class or series of our capital stock or equity capital designated by our Board of Directors as junior to such series and our common stock, if any, (ii) junior to all shares of our capital stock or equity capital which, by their terms, rank (with the approval of the holders of a majority of the outstanding shares of Class B Preferred Stock, voting together as a class) senior to such series and (iii) on a parity with our 8% Preferred Stock, each other series of Class B Preferred Stock and all other shares of capital stock or equity capital of CHS other than shares of capital stock or equity capital of CHS which, by their terms, rank junior or (with the approval of the holders of a majority of the outstanding shares of Class B Preferred Stock, voting together as a class) senior to such series.
Dividends
Holders of the Class B Series 1 Preferred Stock are entitled to receive, if, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.875% per annum of the liquidation preference of $25.00 per share (equivalent to $1.96875 per share per annum).

Holders of the Class B Series 2 Preferred Stock are entitled to receive, if, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the following applicable rate (the “Class B Series 2 Dividend Rate”): (i) 7.100% per annum of the liquidation preference of $25.00 per share (equivalent to $1.775 per share per annum) to, but excluding, March 31, 2024 (the “Class B Series 2 First Reset Date”); and (ii) thereafter, while the Class B Series 2 Preferred Stock is outstanding, at an annual rate equal to three-month LIBOR (as defined below), as determined for the applicable Dividend Period (as defined below), plus a spread of 4.298%, but in no event will the sum of such annual rate and spread be greater than 8% per annum.
Holders of the Class B Series 3 Preferred Stock are entitled to receive, if, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the following applicable rate (the “Class B Series 3 Dividend Rate”): (i) 6.75% per annum of the liquidation preference of $25.00 per share (equivalent to $1.6875 per share per annum) to, but excluding, September 30, 2024 (the “Class B Series 3 First Reset Date” and, each of the Class B Series 2 First Reset Date and the Class B Series 3 First Reset Date, a “First Reset Date”); and (ii) thereafter, while the Class B Series 3 Preferred Stock is outstanding, at an annual rate equal to three-month LIBOR, as determined for the applicable Dividend Period, plus a spread of 4.155%, but in no event will the sum of such annual rate and spread be greater than 8% per annum.
Holders of the Class B Series 4 Preferred Stock are entitled to receive, if, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.500% per annum of the liquidation preference of $25.00 per share (equivalent to $1.875 per share per annum).
For purposes of the foregoing:
“three-month LIBOR” means, for any Reset Rate Determination Date (as defined below), as determined on the Reset Rate Determination Date for the applicable Dividend Period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such Reset Rate Determination Date. If such rate does not appear on such page at such time, then the Calculation Agent (as defined below) will request the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount that, in the judgment of the Calculation Agent, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”). If at least two such quotations are so provided, three-month LIBOR for the Dividend Period related to such Reset Date Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in The City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the Dividend Period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the then current Dividend Period or, in the case of the Dividend Period commencing on the applicable First Reset Date, 2.802% with respect to the Class B Series 2 Preferred Stock and 2.595% with respect to the Class B Series 3 Preferred Stock. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Calculation Agent” means Wells Fargo Bank, N.A., or any other successor appointed by us, acting as calculation agent.
“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.
 “Dividend Period” means the period from, and including, a Class B Preferred Stock Dividend Payment Date (as defined below) to, but excluding, the next succeeding Class B Preferred Stock Dividend Payment Date.
“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.
“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each relevant Dividend Period commencing on the applicable First Reset Date.
The determination of three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any Class B Series 2 Dividend Rate or Class B Series 3 Dividend Rate, and its calculation of the amount of any dividend payable with respect to the Class B Series 2 Preferred Stock or Class B Series 3 Preferred Stock after the applicable First Reset Date, will be maintained on file at the Calculation Agent’s principal offices.
Dividends on the Class B Preferred Stock, if, when and as declared by our Board of Directors at its election, are payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each, a “Class B Preferred Stock Dividend Payment Date”). In the event that a Class B Preferred Stock Dividend Payment Date falls on a Saturday, Sunday or day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, then the amounts payable on such Class B Preferred Stock Dividend Payment Date will be paid on the next succeeding day that is not a Saturday, Sunday or day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, without the accumulation of additional dividends; provided, however, that, notwithstanding the foregoing, in the event that a Class B Preferred Stock Dividend Payment Date with respect to the Class B Series 2 Preferred Stock or Class B Series 3 Preferred Stock after the applicable First Reset Date falls on a Saturday, Sunday, day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or day that is not a London Banking Day, then such Class B Preferred Stock Dividend Payment Date will be postponed to the next succeeding London Banking Day that is not a Saturday, Sunday or day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, unless such day falls in the next succeeding calendar month, in which case such Class B Preferred Stock Dividend Payment Date will be accelerated to the immediately preceding London Banking Day that is not a Saturday, Sunday or day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, and, in each such case, the amounts payable on such day will include accumulated dividends to, but excluding, such day.
Any dividends payable on the Class B Preferred Stock will be computed on the basis of a 360-day year consisting of 12 30-day months; provided, however, that, notwithstanding the foregoing, any dividends payable on the Class B Series 2 Preferred Stock or Class B Series 3 Preferred Stock after the applicable First Reset Date will be computed on the basis of the actual number of days in the Dividend Period in respect of which dividends are payable divided by 360, with dollar amounts resulting from that calculation being rounded to the nearest cent and one-half cent being rounded upward. Dividends are paid to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the 10th day prior to the applicable Class B Preferred Stock Dividend Payment Date or such other date designated by our Board of Directors that is not more than 30 nor less than 10 days prior to such Class B Preferred Stock Dividend Payment Date (each, a “Class B Preferred Stock Dividend Record Date”). We may, in our sole discretion, pay dividends by any one or more of the following means:

•	check mailed to the address of the record holder as it appears on our books;

•	electronic transfer in accordance with instructions provided by the record holder; or

•	any other means mutually agreed between us and the record holder.

The amount of any dividends accumulated on any Class B Preferred Stock on any Class B Preferred Stock Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon from, and including, the most recent Class B Preferred Stock Dividend Payment Date on which full dividends have been paid or the date of original issuance, whichever is later, to, but excluding, such Class B Preferred Stock Dividend Payment Date, and the amount of dividends accumulated on any Class B Preferred Stock on any date other than a Class B Preferred Stock Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon from, and including, the immediately preceding Class B Preferred Stock Dividend Payment Date on which full dividends have been paid or the date of original issuance, whichever is later, to, but excluding, such date. Dividends on the Class B Preferred Stock accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.
The Class B Preferred Stock is not entitled to any dividends in excess of full cumulative dividends as described herein, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class B Preferred Stock which may be in arrears.
No dividends on the Class B Preferred Stock shall be authorized by our Board of Directors or be paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.
Any dividend payment made on the Class B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such Class B Preferred Stock which remains payable.
We may not make any distribution to the holders of, or redeem, purchase, repurchase or otherwise acquire for consideration, any capital stock, equity capital or patrons’ equities that rank junior to the Class B Preferred Stock unless and until all accumulated and unpaid dividends on the Class B Preferred Stock and on any other class or series of our capital stock or equity capital ranking on a parity with the Class B Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment. For these purposes, a “distribution” does not include any distribution made in connection with any distribution solely in capital stock, equity capital or patrons’ equities that rank junior to the Class B Preferred Stock or our liquidation, dissolution or winding up, which will be governed by the provisions summarized under "-Liquidation Preference" below.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class B Preferred Stock and all other shares of our capital stock or equity capital ranking on a parity as to dividends with the Class B Preferred Stock, dividends may not be declared or paid on, and we may not redeem, purchase, repurchase or otherwise acquire for consideration, the Class B Preferred Stock or such other shares of capital stock or equity capital, except that dividends may be declared and paid on, and we may redeem, purchase, repurchase or otherwise acquire for consideration, the Class B Preferred Stock and such other shares of capital stock or equity capital on a pro rata basis so that the amount of dividends declared and paid per share of Class B Preferred Stock and per each such other share of capital stock or equity capital shall in all cases bear to each other the same ratio that the dividends (which shall include accumulated dividends in the case of the Class B Preferred Stock and any other shares of our capital stock or equity capital entitled to cumulative dividends) per share of Class B Preferred Stock and per such other share of capital stock or equity capital bear to each other.
Liquidation Preference
In a liquidation, dissolution or winding up of CHS, whether voluntary or involuntary, the holders of Class B Preferred Stock are entitled to receive out of our available assets $25.00 per share plus all dividends accumulated and unpaid on that share, whether or not declared, to, and including, the date of distribution. This distribution to the holders of the Class B Preferred Stock will be made before any payment is made or assets distributed to the holders of any patrons’ equities or any shares of our capital stock or equity capital that rank junior to the Class B Preferred Stock but after the payment of all liabilities and the liquidation preference of any shares of our capital stock or equity capital that rank senior to the Class B Preferred Stock. Any distribution to the holders of the Class B Preferred Stock will be made ratably among the holders of the Class B Preferred Stock and any other shares of our capital stock and equity capital that rank as to liquidation rights on a parity with the Class B Preferred Stock in proportion to the respective preferential amounts to which each is entitled. After payment in full of the liquidation preference of the shares of Class B Preferred Stock, the holders of the Class B Preferred Stock will not participate further in the distribution of our assets upon our liquidation, dissolution or winding up.
For purposes of the foregoing, neither a consolidation or merger with or into another entity nor a sale or transfer of all or part of our assets for cash, securities or other property will constitute our liquidation, dissolution or winding up.
Redemption
Redemption At Our Option
The Class B Series 1 Preferred Stock is not redeemable prior to September 26, 2023, the Class B Series 2 Preferred Stock is not redeemable prior to March 31, 2024, the Class B Series 3 Preferred Stock is not redeemable prior to September 30, 2024 and the Class B Series 4 Preferred Stock is not redeemable prior to January 21, 2025. On and after such date, CHS, at its option, may redeem such series of Class B Preferred Stock, in whole or in part, at a per share redemption price (the “Class B Preferred Stock Redemption Price”) equal to the per share liquidation preference of $25.00, plus all dividends accumulated and unpaid on that share to, and including, the date of redemption (the “Class B Preferred Stock Redemption Date”), payable in cash, to the extent CHS has funds legally available therefor; provided, however, that if a Class B Preferred Stock Redemption Date falls on or after a Class B Preferred Stock Dividend Record Date relating to a Class B Preferred Stock Dividend Payment Date, dividends will be payable on such Class B Preferred Stock Dividend Payment Date to holders of the applicable series of Class B Preferred Stock on such Class B Preferred Stock Dividend Record Date.
A notice of redemption will be mailed by CHS (or, if at such time there is a registrar other than CHS for the applicable series of Class B Preferred Stock, then furnished by us to, and mailed by, such registrar), postage prepaid, not less than 30 nor more than 60 days prior to the Class B Preferred Stock Redemption

Date, addressed to each holder of record of the Class B Preferred Stock to be redeemed at the address set forth in the share transfer records of CHS (or such registrar). No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Class B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law, such notice shall state: (i) the Class B Preferred Stock Redemption Date; (ii) the Class B Preferred Stock Redemption Price; (iii) the number of shares of the applicable series of Class B Preferred Stock to be redeemed; (iv) the time, place and manner in which the holder shall surrender to CHS the shares of Class B Preferred Stock to be redeemed for payment of the Class B Preferred Stock Redemption Price, including the steps that a holder should take with respect to any certificates representing the shares of Class B Preferred Stock to be redeemed which have been lost, stolen or destroyed or for any uncertificated shares; and (v) that dividends on the Class B Preferred Stock to be redeemed will cease to accumulate and such Class B Preferred Stock will no longer be deemed outstanding, in each case, on such Class B Preferred Stock Redemption Date, assuming payment of the Class B Preferred Stock Redemption Price is made on such date. If fewer than all shares of the applicable series of Class B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of such series of Class B Preferred Stock to be redeemed from such holder.
If notice of redemption of any Class B Preferred Stock has been given in accordance with the preceding paragraph and provided that on or before the Class B Preferred Stock Redemption Date specified in such notice all funds necessary for payment of the Class B Preferred Stock Redemption Price shall have been irrevocably set aside by us in trust for the benefit of the holders of any Class B Preferred Stock so called for redemption, then from and after such Class B Preferred Stock Redemption Date dividends will cease to accumulate on such Class B Preferred Stock, and such Class B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Class B Preferred Stock will terminate, except the right to receive the Class B Preferred Stock Redemption Price, without interest. Upon surrender, in accordance with such notice, of certificates for any Class B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if we shall so require and the notice shall so state), such Class B Preferred Stock shall be redeemed by us at the Class B Preferred Stock Redemption Price. In case fewer than all shares of the applicable series of Class B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of such series of Class B Preferred Stock without cost to the holder. Each surrendered certificate will be cancelled.
We shall not redeem less than all of the outstanding shares of any series of Class B Preferred Stock unless all dividends accumulated and unpaid upon all then outstanding shares of such series of Class B Preferred Stock have been paid for all past dividend periods.
In addition, we may not make any purchases of any series of Class B Preferred Stock on the open market, pursuant to a tender offer or otherwise, at any time when there are accumulated and unpaid dividends for one or more past dividend periods with respect to such series of Class B Preferred Stock.
In case of redemption of less than all shares of a series of Class B Preferred Stock at the time outstanding, we shall designate by lot, or in such other manner as our Board of Directors may determine, the Class B Preferred Stock of such series to be redeemed, or we shall effect such redemption pro rata from the holders of record of such series of Class B Preferred Stock in proportion to the number of shares of such series of Class B Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares).
The Class B Preferred Stock does not have a stated maturity and, except as provided below under “-Redemption At the Holder’s Option,” holders thereof do not have the right to require us to redeem all or any portion of their Class B Preferred Stock.

Redemption At the Holder's Option
If at any time there has been a Class B Preferred Stock Change in Control (as defined below), each record holder of shares of the Class B Preferred Stock will have the right, for a period of 90 days from the date of the Class B Preferred Stock Change in Control, to require us to redeem all or any portion of the shares of Class B Preferred Stock owned by that record holder. Not later than 130 days after the date of the Class B Preferred Stock Change in Control (or, if that date is not a business day, the next succeeding business day) we will redeem all shares the record holder has elected to have redeemed in a written notice delivered to us on or prior to the 90th day after the Class B Preferred Stock Change in Control. The redemption price per share will be equal to the per share liquidation preference of $25.00, plus all dividends accumulated and unpaid on that share, whether or not declared, to, and including, the date of redemption; provided, however, that if a date of redemption falls on or after a Class B Preferred Stock Dividend Record Date relating to a Class B Preferred Stock Dividend Payment Date, dividends will be payable on such Class B Preferred Stock Dividend Payment Date to holders of the applicable series of Class B Preferred Stock on such Class B Preferred Stock Dividend Record Date.
A “Class B Preferred Stock Change in Control” will have occurred if, in connection with a merger or consolidation of the Company that has been approved by our Board of Directors (prior to submitting the merger or consolidation to our members for approval), whether or not we are the surviving entity, those persons who were members of our Board of Directors on January 1, 2013, together with those persons who became members of our Board of Directors after that date at our annual meeting, have ceased to constitute a majority of our Board of Directors. Under the Minnesota cooperative statute, our members could initiate a merger or consolidation without the approval of our Board of Directors; a member-initiated merger or consolidation would not meet this definition and thus would not trigger a redemption right.
Effect of Redemption
From and after the applicable redemption date, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, then:

•	dividends will cease to accumulate with respect to the shares of Class B Preferred Stock called for redemption;

•	the shares of Class B Preferred Stock called for redemption will no longer be deemed outstanding;

•	the holders of the shares of Class B Preferred Stock called for redemption will cease to be shareholders with respect to those shares; and

•	all rights with respect to the shares of Class B Preferred Stock called for redemption will terminate except the right of the holders to receive the redemption price, without interest.

Purchases
We may at any time and from time to time in compliance with applicable law purchase shares of any series of Class B Preferred Stock on the open market, pursuant to a tender offer or otherwise, at whatever price or prices and other terms we determine. We may not make any such purchases at a time when there are accumulated but unpaid dividends for one or more past dividend periods.

Voting Rights
Except as described below, the holders of the Class B Preferred Stock have only those voting rights that are required by applicable law. As a result, the holders of the Class B Preferred Stock have very limited voting rights and, among other things, do not have any right to vote for the election of directors.
Unless the shares of Class B Preferred Stock are redeemed in full pursuant to their terms, the affirmative vote of the holders of a majority of the outstanding shares of the Class B Preferred Stock, voting separately as a class, is required:

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for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of our Articles of Incorporation or the resolutions establishing the terms of the Class B Preferred Stock if the amendment, alteration or repeal adversely affects the powers, rights or preferences of the Class B Preferred Stock; and

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to establish, by board resolution or otherwise, any class or series of capital stock or equity capital of the Company having rights senior to the Class B Preferred Stock as to the payment of dividends or distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary.

The affirmative vote of the holders of a majority of the outstanding shares of the Class B Series 2 Preferred Stock, voting separately as a series, is required to approve any amendment to our Articles of Incorporation that relates solely to the Class B Series 2 Preferred Stock or to the resolutions establishing the specific economic terms of the Class B Series 2 Preferred Stock if such amendment adversely affects the powers, rights or preferences of the holders of the Class B Series 2 Preferred Stock.
The affirmative vote of the holders of a majority of the outstanding shares of the Class B Series 3 Preferred Stock, voting separately as a series, is required to approve any amendment to our Articles of Incorporation that relates solely to the Class B Series 3 Preferred Stock or to the resolutions establishing the specific economic terms of the Class B Series 3 Preferred Stock if such amendment adversely affects the powers, rights or preferences of the holders of the Class B Series 3 Preferred Stock.
The affirmative vote of the holders of a majority of the outstanding shares of the Class B Series 4 Preferred Stock, voting separately as a series, is required to approve any amendment to our Articles of Incorporation that relates solely to the Class B Series 4 Preferred Stock or to the resolutions establishing the specific economic terms of the Class B Series 4 Preferred Stock if such amendment adversely affects the powers, rights or preferences of the holders of the Class B Series 4 Preferred Stock.
The creation and issuance of any class or series of capital stock, equity capital or patrons’ equities of the Company ranking on a parity with or junior to the Class B Preferred Stock, including an increase in the authorized number of shares of any such class or series, will not be deemed to adversely affect the rights or preferences of the Class B Preferred Stock.
Our Board of Directors’ ability to authorize, without approval of the holders of the Class B Preferred Stock, or any series thereof, the issuance of additional classes or series of capital stock, equity capital or patrons’ equities may adversely affect the holders of Class B Series 1 Preferred Stock, Class B Series 2 Preferred Stock, Class B Series 3 Preferred Stock and/or Class B Series 4 Preferred Stock.

No Exchange or Conversion Rights; No Sinking Fund
Shares of the Class B Preferred Stock are not exchangeable for or convertible into other shares of our capital stock or any other securities or property. The Class B Preferred Stock is not subject to the operation of a purchase, retirement or sinking fund.
Transfer Agent and Registrar
EQ serves as transfer agent and registrar with respect to each series of the Class B Preferred Stock.
Certain Charter Provisions
Our governing documents may be amended upon the approval of a majority of the votes cast at an annual or special meeting of our members. However, if our Board of Directors, in its sole discretion, declares that a proposed amendment to our governing documents involves or is related to a “hostile takeover,” the amendment must be adopted by 80% of the total voting power of our members.
The approval of not less than two-thirds of the votes cast at a meeting of our members is required to approve a change of control transaction, which would include a merger, consolidation, liquidation, dissolution or sale of all or substantially all of our assets. If our Board of Directors determines that a proposed change of control transaction involves a hostile takeover, the 80% approval requirement applies. The term “hostile takeover” is not further defined in the Minnesota cooperative law or our governing documents.
Under our Articles of Incorporation, all equity we issue (including the 8% Preferred Stock and Class B Preferred Stock) is subject to a first lien in favor of us for all indebtedness of the holder to us. However, we have not to date taken, and do not intend to take, any steps to perfect this lien against shares of the 8% Preferred Stock or Class B Preferred Stock.